SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 27, 2014

Body Central Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-34906	14-1972231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6225 Powers Avenue Jacksonville, FL	32217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:  (904) 737-0811

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Effective as of June 27, 2014, Body Central Corp. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with investors (the “Buyers”) and closed the issuance and sale to the Buyers of $18.0 million in aggregate principal amount of its subordinated secured convertible notes (the “Notes”) and new series of preferred stock (the “Preferred Stock”).

In the Purchase Agreement, the Company has agreed, among other things, to seek stockholder approval within 90 days to effect a reverse stock split.

Description of Notes

The Notes will be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at any time, in whole or in part, at the option of the holders at a fixed conversion price, initially set at $0.35, which shall be subject to adjustment for stock splits, combinations or similar events and subsequent dilutive issuances during the term of the Notes. Interest on the Notes will accrue at 7.5% per annum payable quarterly in arrears. At the option of the Company, subject to the terms of the Subordination Agreement, the Company may make cash payments of the quarterly interest amounts at the discounted rate of 6.75% per annum. If the Company does not exercise the option to pay cash interest, the applicable quarterly interest payment will be made in kind by increasing the principal amount due under the Notes by an amount equal to the quarterly interest amount of 7.5% per annum. A default interest rate of 20% may apply upon the occurrence and continuance of an event of default. A late charge of 20% of any overdue amount shall apply if the Company fails to pay amounts due under the Notes when due.

The Notes will be guaranteed by the Company’s subsidiaries and will enjoy a second lien against the Company’s assets and will be junior only to liens of senior debt and certain permitted liens. All amounts under the Notes will be due and payable in cash on the third anniversary of the issuance of the Notes if not converted or redeemed earlier.

The Notes may not be converted if, after giving effect to the conversion, any Buyer together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of the outstanding Common Stock immediately after giving effect to such conversion.

The Notes will contain certain covenants and restrictions and will be subject to various events of default, including, among others, failure to pay principal or interest on the Notes or comply with certain covenants under the Notes and cross-defaults to other material indebtedness. After certain senior indebtedness has been paid in full, the Notes will also contain events of default for failure by the Company to comply with its obligations to reserve Common Stock for any conversions of the Notes, convert the Notes on register the Common Stock issuable upon such conversion.  Upon a change of control of the Company, the holders may require the Company to redeem the Notes at a redemption price equal to the greater of (i) 107.5% of the principal amount of the Notes being redeemed and (ii) the market value of shares such holder would be entitled to receive if its Notes were converted into Common Stock.

The Preferred Stock

On June 27, 2014, the Company filed a Certificate of Designations to designate the number, rights, preferences and privileges of shares of 16 new series of Preferred Stock—Series A-1 through A-3 Preferred Stock (the “Series A Preferred”) and Series B-1 through B-13 Preferred Stock (the “Series B Preferred”).  The Company will authorize and issue one share of each series of Preferred Stock.

Each share of Series A Preferred will give its holder the right to elect a director to the board of directors of the Company (the “Board”).  Among other things, each share of Series B Preferred will give its holder the right to vote the shares of Common Stock underlying such holder’s Note on an as-converted basis.  Shares of Series A Preferred are not transferable (other than to affiliates) and shares of Series B Preferred may only be transferred in conjunction with the Note held by such Buyer.

Registration Rights Agreement

In connection with Purchase Agreement, the Company entered into a Registration Rights Agreement with the Buyers providing for the registration by the Company of the shares of the Common Stock issuable upon conversion of the Notes (“Registrable Securities”).

The Company will be obligated to file a registration statement within 20 calendar days from the closing of the issuance of the Notes (the “Closing”) and to use its reasonable best efforts to cause the registration statement to become effective within 90 calendar days from the date the registration statement is filed and maintain the effectiveness of such registration statement until all of the shares registered thereunder may be freely transferred by the Buyers or the Buyers have sold all of the shares covered by such registration statement. In the event that the registration statement does not cover all of the Registrable Securities, the Company will be obligated to file additional registration statements. The Company will be subject to certain obligations if the Company (i) fails to file the registration statement within the agreed upon time period, (ii) fails to have the registration statement declared effective on or before the agreed upon date or (iii) fails to maintain the effectiveness of the registration statement or fails to meet certain other maintenance obligations. If the Company fails to meet its obligations as described in the previous sentence, it will be required to pay liquidated damages equal to 2% of the purchase price of the Registrable Securities relating to such registration statement upon the occurrence of the failure and for each 30 calendar day period during which such failure is continuing, with such liquidated damages being capped at 15% of the aggregate purchase price of the Registrable Securities.

The foregoing descriptions of the Purchase Agreement, the Notes, the Certificate of Designations, and the Registration Rights Agreement are summaries, and are qualified in their entirety by reference to such documents, which are filed herewith as Exhibits 10.1, 4.1, 4.2, and 4.3 respectively, and are incorporated herein by reference.

Amendment to Credit Agreement

On June 27, 2014, the Company entered into a Waiver and First Amendment to Credit Agreement (the “Amendment”), to the Credit Agreement, dated February 6, 2014, between Body Central Stores, Inc., Body Central Direct, Inc., and Body Central Services, Inc. (together, the “Borrowers”) and the Company (together with the Borrowers, the “Loan Parties”), Crystal Financial LLC as administrative and collateral agent (the “Agent”) and the lenders (the “Lenders”) party thereto (the “Credit Agreement”). The Amendment provides for modification of the Credit Agreement to permit the sale and issuance of the Notes to the Buyers and other aspects of the transactions contemplated hereby.

The following is a summary of the material terms of the amendments to the Agreement as set forth in the Amendment:

•                  The Agent and the Lenders waive the events of default that had been subject to forbearance, as well as any event of default that would arise due to a change of control under the Credit Agreement as a result of the transactions contemplated hereby.

•                  The Agent and the Lenders agree to end cash dominion, subject to reinstatement of cash dominion on the terms of the Credit Agreement as amended by the Amendment.  Cash dominion may be triggered in the future by an event of default, the outstanding balance of revolving loans increasing above a certain required threshold initially set at $12,000,000 or the Loan Parties’ unrestricted cash dropping below $7,500,000 for two consecutive business days.

•                  All commitments under the facility are revolving commitments and no term loans are outstanding. The aggregate commitments did not change and remain at $17,000,000. The revolving facility has a required minimum balance of $12,000,000 as of the effective date of the First Amendment, which shall be reduced by the amount of any permanent reductions of the commitment after such date. The original Credit Agreement included a term loan of $12,000,000 and a revolving loan commitment of $5,000,000.

•                  If the cash balance in the Loan Parties’ operating account decreases below $7,500,000, the Agent has the right to require that all cash from the operating account in excess of $1,000,000 be applied to repay revolving loans whether or not an event of default or any cash dominion trigger event has occurred.  Subject to the borrowing base and the conditions precedent to borrowing, which include that no default or event of default have occurred and be continuing and all the representations and warranties under the Credit Agreement be correct as of such borrowing, the Loan Parties will be able to borrow under the revolving line of credit.

•                  The representations and warranties in the original Credit Agreement are modified under the Amendment to take into account events that occurred prior to the effective date of the Amendment and to create a new baseline for measuring the future occurrence of a material adverse effect and change in customer and trade relationships.

•                  The Amendment provides carve-outs for the transactions contemplated hereby, the obligations and payments thereunder and the liens securing those obligations, under the covenants in the Credit Agreement regarding liens, indebtedness, restricted payments, prepayments of indebtedness, transactions with affiliates, and amendments to material documents.

•                  The Agent and the Lenders entered into an intercreditor and subordination agreement with the buyers of the Notes under which payments and other obligations under the Notes, and the liens securing such obligations, are subordinated to the prior right of payment and performance of all obligations owed the Agent and the Lenders under the Credit Agreement and the liens securing such obligations.  Any breach of the intercreditor and subordination or the Notes agreement will be an event of default under the Credit Agreement.

•                  The Agent will receive a fee of $50,000 at the closing of the Amendment.

The foregoing descriptions of the Amendment and the subordination and intercreditor agreement are summaries, and are qualified in their entirety by reference to such documents, which are filed herewith as Exhibits 10.2 and 10.3 respectively, and are incorporated herein by reference.

Item 3.01                                           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Under the Nasdaq Marketplace Rules, the Company was required to obtain stockholder approval for the issuance of the Notes prior to Closing.  However, in order to preserve the financial viability of the Company, it was necessary to consummate the transaction before stockholder approval could be obtained.  The Company acknowledges the failure to comply with Marketplace Rules 5635(b) and (d), and has determined to voluntarily delist from the Nasdaq Stock Market. The Company has agreed to take actions to cause its Common Stock to be traded on the OTC Bulletin Board.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Donna Ecton, Scott Gallin, David Katz and Robert Glass resigned as members of the Board in connection with the Closing.  The directors did not resign as a consequence of any disagreements with the Company.

(c)                                  Effective as of the Closing, Erica Niemann, Ari Zweiman and Justin Evans were elected to fill the vacancies on the Board. Compensatory arrangements and information relating to the new directors required to be disclosed pursuant to Item 404(a) of Regulation S-K, if any, and as to service or expected service of the new directors on committees of the Board, has not been determined or is unavailable at the time of this filing.

Item 9.01                                           Financial Statements and Exhibits.

(d)                             Exhibits

Exhibit No.	Description

4.1	Form of Subordinated Secured Convertible Note due 2017.
4.2	Form of Certificate of Designations, Preferences and Rights of Series A-1, A-2, A-3, B-1, B-2, B-3, B-4, B-5, B-6, B-7, B-8, B-9, B-10, B-11, B-12, and B-13 Preferred Stock.
4.3	Registration Rights Agreement, dated as of June 27, 2014, by and among Body Central Corp. and certain Buyers party thereto.
10.1	Securities Purchase Agreement, dated as of June 27, 2014, by and among Body Central Corp. and certain Buyers party thereto.
10.2

The Waiver and First Amendment to Credit Agreement, dated as of June 27, 2014, by and among Body Central Stores, Inc., as the Borrower, the Company and the other parties thereto and Crystal Financial LLC, as the administrative and collateral agent.

10.3

Intercreditor and Subordination Agreement among Crystal Financial LLC, as administrative agent and collateral agent, the Buyers, and Body Central Stores, Inc., Body Central Services, Inc., and Body Central Direct, Inc., as the Borrowers, and the Company, as guarantor, dated as of June 27, 2014.

10.4	Form of Guaranty by the Company’s subsidiaries.
10.5	Form of Security Agreement among the Company’s subsidiaries, Lane Five Partners LP as collateral agent and other credit parties (as defined in the Security Agreement).
99.1	Press Release dated June 30, 2014 titled “Body Central Corp. Announces $18 million Private Placement of Subordinated Secured Convertible Notes.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY CENTRAL CORP.
(registrant)

June 30, 2014	By:	/s/ Timothy J. Benson
Timothy J. Benson Senior Vice President, Finance and Secretary